Exhibit 1

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS AND

AVAILABILITY OF INVESTOR MATERIALS

An Annual and Special Meeting of Shareholders of Brookfield Asset Management Inc. (the “Corporation” or “Brookfield”) will be held at the Design Exchange, 234 Bay Street, Toronto, Canada on Friday, June 15, 2018 at 10:30 a.m. Eastern Daylight Time (EDT), to:

1.	receive the consolidated financial statements of the Corporation for the fiscal year ended December 31, 2017, including the external auditor’s report thereon;

2.	elect directors who will serve until the next annual meeting of shareholders;

3.	appoint the external auditor who will serve until the next annual meeting of shareholders and authorize the directors to set its remuneration;

4.	consider and, if thought advisable, pass an advisory resolution on the Corporation’s approach to executive compensation; and

5.	consider and, if thought advisable, pass a resolution authorizing an amendment to the Corporation’s current Escrowed Stock Plan.

We will consider any other business that may properly come before the meeting. You have the right to vote at the meeting if you were a Brookfield shareholder at the close of business on May 3, 2018. Before casting your vote, we encourage you to review the meeting’s business in the section “Business of the Meeting” of our management information circular to be dated May 1, 2018 (the “Circular”). The Circular will be made publicly available on May 14, 2018.

This year we are again posting electronic versions of the Circular and our 2017 Annual Report (collectively, the “investor materials”) on our website for shareholder review – a process known as “Notice and Access.” Electronic copies of the investor materials may be accessed at https://bam.brookfield.com under “Notice and Access 2018” and at www.sedar.com and www.sec.gov/edgar.

Under Notice and Access, if you would like paper copies of any investor materials please contact us at 1-866-989-0311 or enquiries@brookfield.com and we will mail materials free of charge within three business days of your request, provided the request is made before the date of the meeting or any adjournment thereof. In order to receive investor materials in advance of the deadline to submit your vote, we recommend that you contact us before 5:00 p.m. EDT on June 1, 2018. All shareholders who have signed up for electronic delivery of the investor materials will continue to receive them by email.

Webcast

The meeting will be broadcast live by video webcast. The webcast of the meeting may be accessed at www.brookfieldAGM2018.com.

Information for Registered Holders

If you are not attending the meeting and wish to vote by proxy, we must receive your vote by 5:00 p.m. EDT on Wednesday, June 13, 2018. You can cast your proxy vote in the following ways:

•	Fax your signed proxy to (416) 368-2502 or 1-866-781-3111;

•	Mail your signed proxy using the business reply envelope accompanying your proxy; or

•	Scan and send your signed proxy to proxyvote@astfinancial.com.

Information for Non-Registered Holders

Non-registered shareholders will receive a voting instruction form with their physical copy of this notice. If you wish to vote, but not attend the meeting, the voting instruction form must be completed, signed and returned in accordance with the directions on the form.

By Order of the Board

Justin B. Beber
Chief Legal Officer and
Corporate Secretary

Toronto, Canada

April 26, 2018